UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Inter-Tel (Delaware), Incorporated

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SUPPLEMENT DATED JULY 10, 2007

TO THE

PROXY STATEMENT DATED MAY 29, 2007

OF

INTER-TEL (DELAWARE), INCORPORATED

1615 S. 52nd Street

Tempe, Arizona

(480) 449-8900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Inter-Tel (Delaware), Incorporated stockholder:

The special meeting of Inter-Tel stockholders to vote on the acquisition of Inter-Tel by Mitel Networks Corporation for $25.60 in cash per share has been postponed until July 23, 2007. The special meeting will now be held at 10:00 a.m. local time on Monday, July 23, 2007 at the offices of Snell & Wilmer LLP at 400 East Van Buren Street, 19th Floor, One Arizona Center, Phoenix, Arizona.

The Special Committee postponed the special meeting so that you would have time to evaluate important recent developments as you consider how to vote on the Mitel merger. In addition, to more closely align the economic and voting interests of all Inter-Tel stockholders, the Board of Directors set the close of business on July 9, 2007 as the new record date for determining stockholders entitled to receive notice and to vote at the special meeting.

The Special Committee and the Board of Directors continue to believe that the Mitel merger is in the best interests of Inter-Tel stockholders, that the $25.60 cash per share provided in the Mitel merger is the highest price currently available for all of your shares and continues to represent an attractive opportunity for Inter-Tel stockholders. Your vote is important.

Recent Developments

•

On June 21, Mitel sent a letter to Inter-Tel stating that it was unwilling to increase its offer and the reasons for its decision. Despite repeated efforts by the Special Committee and its advisors, Mitel has continued to reject our efforts to increase the purchase price beyond $25.60 per share.

•

On July 6, Inter-Tel announced preliminary net sales results for the second quarter and six months ended June 30, 2007 that were lower than those reflected in the projections contained in Inter-Tel’s proxy statement for the special meeting of stockholders. Inter-Tel also announced that it expected net sales for the second half of 2007 and the full year 2007 to be well below those contained in the projections, based on the current sales trends and trajectory.

•

The recent weakening in the debt capital markets underscores our view that, at least in the near term, it is less likely that any other potential purchaser could obtain the necessary debt financing to acquire Inter-Tel at a cash price higher than $25.60 per share.

•	No other suitors for Inter-Tel have emerged during the two and one-half month period that Inter-Tel has been “in-play” since the merger agreement with Mitel was announced on April 26, 2007.

•

Mr. Mihaylo’s definitive proxy materials, which we believe contained numerous material changes from the preliminary versions and his prior public statements, were not mailed to Inter-Tel stockholders until the day before the originally scheduled special meeting, making it difficult for stockholders to evaluate those materials before they would be forced to vote.

SUPPLEMENT DATED JULY 10, 2007

TO THE

PROXY STATEMENT DATED MAY 29, 2007

OF

INTER-TEL (DELAWARE), INCORPORATED

The Special Committee

We believe that the process to maximize stockholder value undertaken by the Special Committee, all of whose members are independent directors (except for our CEO), has resulted in an opportunity for all stockholders to receive cash for all of their shares at a fair price that is also the highest price currently available.

Why do we believe this?

•

The Special Committee, together with its advisors, carefully considered a thorough range of strategic solutions for Inter-Tel before approving and recommending the Mitel transaction. The Special Committee took into account the increasingly competitive landscape in telephony, the ongoing consolidation in the business and markets in which Inter-Tel competes, the size and strength of Inter-Tel’s emerging competitors, the execution risks attendant to Inter-Tel’s business, the fairness from a financial point of view of the Mitel offer to Inter-Tel stockholders, and the limited prospects that another strategic or financial buyer would emerge.

•	The Mitel transaction was the culmination of a two-year effort to consider strategic alternatives, including selling Inter-Tel.

•

Steven G. Mihaylo’s proposals to acquire Inter-Tel for $22.50 in June 2006, which was later increased to $23.25 in August 2006, together with the special meeting of stockholders called solely to consider Mr. Mihaylo’s precatory proposal that the Board of Directors immediately commence a 30-day process to sell Inter-Tel to the highest bidder, put Inter-Tel in play as an acquisition target for any interested strategic or financial buyer.

•

The Mitel merger agreement allows Inter-Tel to pursue and accept acquisition proposals from any other bidders (including Mr. Mihaylo and/or his financial partners) to acquire Inter-Tel on terms more favorable than the Mitel merger.

The Special Committee and the Board of Directors recognize that their sole duty is to protect, represent and advance the best interests of Inter-Tel and all Inter-Tel stockholders. The only transaction currently before Inter-Tel stockholders is whether to approve Mitel’s acquisition at $25.60 per share in cash for all Inter-Tel shares. We believe that the transaction with Mitel is in your best interests. Accordingly, the Special Committee and the Board of Directors urge you to vote FOR adoption of the Mitel merger agreement today, by using the enclosed WHITE proxy card to vote by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Thank you for your support.

Alexander L. Cappello
Chairman of the Board of Directors and the Special Committee of the Board of Directors of Inter-Tel (Delaware), Incorporated

SUPPLEMENT DATED JULY 10, 2007

TO THE

PROXY STATEMENT DATED MAY 29, 2007

OF

INTER-TEL (DELAWARE), INCORPORATED

YOUR VOTE IS IMPORTANT

If you have any questions about the Mitel merger, or need assistance in voting your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: 888-750-5834

Banks and Brokers Call Collect: 212-750-5833

This Supplement, dated July 10, 2007, to Inter-Tel’s proxy statement dated May 29, 2007, is first being sent to Inter-Tel stockholders on or about July 10, 2007.

This letter constitutes notice of the special meeting of stockholders of Inter-Tel (Delaware), Incorporated, a Delaware corporation, to be held on July 23, 2007 at 10:00 a.m. local time at the offices of Snell & Wilmer LLP at 400 East Van Buren Street, 19th Floor, One Arizona Center, Phoenix, Arizona to consider and vote upon:

•	a proposal to adopt the Mitel merger agreement; and

•

a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes for adoption of the Mitel merger agreement at the special meeting.

i

CAUTIONARY STATEMENTS

This Supplement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning, among other things, Inter-Tel’s current expectations, assumptions, estimates and projections about Inter-Tel, Inter-Tel’s industry, actions taken by Mr. Mihaylo and his affiliated parties, the front-end loaded leveraged recapitalization strategy proposed by Mr. Mihaylo, and the proposed merger with Mitel. Forward-looking statements are statements that are not historical or current facts, statements based on assumptions, suppositions and uncertainties, statements about beliefs and expectations, and Inter-Tel management’s projections and evaluations of future events. Forward-looking statements may be statements in the future tense and often include the words “may,” “might,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” “objectives,” “strategies,” “goals” or similar expressions.

Forward-looking statements are subject to various risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future sales and profitability, product development or introductions, statements regarding the proposed Mitel merger, any actions that may be taken by Mr. Mihaylo and his affiliated parties, and other matters, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond Inter-Tel’s control and may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. In addition, the preliminary net sales results referenced in this Supplement also have not been reviewed or audited by Ernst & Young, Inter-Tel’s independent registered public accounting firm, and are subject to confirmation and change.

Important factors that might affect actual results, performance or achievements or risks and uncertainties that might cause actual results to differ from those reflected in the preliminary net sales results described in this Supplement include, among other things, failure to complete the proposed Mitel merger; effects on the Company’s business of the announcement and pendency of the proposed Mitel merger, including the impact on Inter-Tel’s relations with suppliers, customers, service providers and other stakeholders; effects on the Company’s business of the announcement of Mr. Mihaylo’s leveraged recapitalization strategy or his proxy contest activities; employee recruiting, retention and attrition; the ability to retain existing dealers and customers; market acceptance of new and existing Inter-Tel products, software and services; evolution in customer demand for Inter-Tel’s products and services; fluctuations in quarterly results and seasonality; uncertainty of future operating results; availability of inventory from vendors and suppliers; industry, competitive and technological changes; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; international sales and operations; protection of intellectual property, dependence on licensed technology and new product development; risk of product defects and product liability; expansion of indirect channels; management of growth; consolidation in Inter-Tel’s industry sectors, and general market trends or economic changes; and the impact of recently enacted or proposed regulations. Certain other important factors relating to the proposed Mitel merger that may cause actual events not to occur as expressed in such forward-looking statements include, but are not limited to, the failure to obtain the necessary approval of the Mitel merger by Inter-Tel stockholders; the failure of Mitel to satisfy the conditions to the financing commitments for the proposed merger; and identification of actual GAAP revenues.

For additional information about risk factors that could cause actual results to differ materially from those described in the forward-looking statements, please see Inter-Tel’s filings with the SEC, including Inter-Tel’s Form 10-K filed on March 15, 2007, Inter-Tel’s Form 10-K/A filed on April 30, 2007, Inter-Tel’s Form 8-K filed on July 6, 2007 and other Inter-Tel Current Reports on Form 8-K, and Inter-Tel’s Quarterly Reports on Form 10-Q, as described under “Where You Can Find More Information” on page 66 of Inter-Tel’s proxy statement.

Reliance on forward-looking statements involves risks and uncertainties. Although Inter-Tel believes that the assumptions on which Inter-Tel’s forward-looking statements and its preliminary net sales calculations are based are reasonable, any of those assumptions could prove to be inaccurate or incomplete, and, as a result, the forward-looking statements or preliminary numbers based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that Inter-Tel will necessarily achieve any plans, objectives or projected financial results referred to in any of the forward-looking statements. Inter-Tel does not undertake any obligation to update or revise any forward-looking or other statements to reflect future events or circumstances, except to the extent expressly required by law.

You should rely only on the information contained in this Supplement, Inter-Tel’s proxy statement, as amended and supplemented by this Supplement, and any additional solicitation materials filed by Inter-Tel with the SEC and available to the public from SEC’s website at www.sec.gov. Inter-Tel has not authorized anyone to provide you with information that is different from what is contained in such documents. This Supplement is dated July 10, 2007. You should not assume that the information contained in this Supplement is accurate as of any date other than that date (or as of any applicable earlier date if so indicated in this Supplement).

Inter-Tel’s proxy materials and additional solicitation materials are also available on Inter-Tel’s website to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at www.sec.gov.

INTRODUCTION

This Supplement amends and supplements Inter-Tel (Delaware), Incorporated’s (“Inter-Tel” or the “Company”) proxy statement dated May 29, 2007, a copy of which is attached to this Supplement. This Supplement is intended to be read in conjunction with Inter-Tel’s proxy statement, and therefore does not contain all of the information that may be important to you in deciding how to vote on the proposed Mitel merger. To the extent information in this Supplement differs from, updates or conflicts with information contained in Inter-Tel’s proxy statement, the information in this Supplement is the more current information.

Background

On April 26, 2007, the Board of Directors (the “Board of Directors” or the “Board”) of Inter-Tel (Delaware), Incorporated, a Delaware corporation, approved the Mitel merger agreement, pursuant to which Mitel’s acquisition subsidiary will be merged with and into Inter-Tel, and Inter-Tel will survive the merger as a wholly-owned subsidiary of Mitel Networks Corporation. At the effective time of the merger, each share of Inter-Tel common stock, par value $0.001 per share, will be converted into the right to receive $25.60 in cash, without interest.

The special meeting of stockholders to consider and vote upon adoption of the Mitel merger agreement will be held at 10:00 a.m. local time on Monday, July 23, 2007 at the offices of Snell & Wilmer LLP at 400 East Van Buren Street, 19th Floor, One Arizona Center, Phoenix, Arizona. The record date for determining the stockholders entitled to notice of and to vote at the special meeting is the close of business on July 9, 2007. As of the record date there were 27,307,175 shares of Inter-Tel common stock outstanding and entitled to vote at the special meeting, each of which is entitled to one vote on each of the proposals to be brought before the special meeting.

Inter-Tel’s proxy statement, a copy of which is attached to this Supplement, contains additional information regarding the Mitel merger and the Mitel merger agreement. You should also read the Mitel merger agreement, a copy of which is attached as Annex A to Inter-Tel’s proxy statement.

Board Recommendation on the Mitel Merger

The Board of Directors, based in part on the recommendation of the Special Committee of the Board of Directors, has approved the Mitel merger agreement, and declared the Mitel merger, the Mitel merger agreement, and the transactions contemplated by the Mitel merger agreement, advisable, fair to and in the best interests of Inter-Tel and its stockholders.

Accordingly, the Board of Directors of Inter-Tel recommends that Inter-Tel stockholders vote the WHITE proxy card FOR adoption of the Mitel merger agreement.

Reasons for the Recommendation

The Special Committee and the Board believe that the Mitel merger is in the best interests of Mitel stockholders and that the $25.60 cash Mitel merger price is the highest price currently available for a sale of the Company because:

•

The Company’s second quarter net sales results are below those used in the Company’s financial projections in Inter-Tel’s proxy statements, and sales for the second half and full year of 2007 currently are expected to be well below those used in those projections (See “Inter-Tel’s Recent Results” beginning on page 6 of this Supplement and “THE MERGER—Certain Projections” starting on page 35 of Inter-Tel’s proxy statement);

•

The Mitel merger agreement was negotiated and signed after over two years of exploring strategic alternatives, including a sale of the Company (see “THE MERGER—Background of the Merger” starting on page 16 of Inter-Tel’s proxy statement);

•

Mitel has consistently refused to raise its offer price, and based on recent weakening in the debt financing markets, the Special Committee and the Board of Directors believe it is possible that Mitel might be unable to obtain additional debt financing to do so, leading the Special Committee and the Board of Directors to believe that Mitel will likely not increase its current offer price (see “The Mitel Letter” starting on page 7 of this Supplement);

•

Recent developments in the debt financing markets render it unlikely that Mitel, Mr. Mihaylo, Vector Capital or any other bidder will be able to pay more for the Company than the current Mitel merger price (See “The Mitel Merger Price—Recent Changes in the Debt Financing Markets,” on page 6 of this Supplement);

•

Mr. Mihaylo’s efforts to buy the Company at inadequate prices or to force a sale to the highest bidder in 2006 effectively put the Company in play as an acquisition target, and any strategic or financial acquirer had many months to consider or propose an alternative transaction at a higher price than the Mitel offer (see “THE MERGER—Background of the Merger” starting on page 16 of Inter-Tel’s proxy statement);

•

The Mitel merger agreement allows alternative acquisition proposals from any other bidder who might want to acquire the Company on terms that are more favorable to Inter-Tel’s stockholders than the Mitel merger (see “THE MERGER AGREEMENT—No Solicitation” starting on page 55 of Inter-Tel’s proxy statement);

•

Vector Capital, Mr. Mihaylo’s financial partner for his 2006 attempts to buy the Company, indicated an interest in pursuing a transaction at $26.50 per share after the Mitel merger agreement was signed, but ultimately determined not to make any firm offer to buy the Company after completing its requested confirmatory due diligence review;

•

The Mitel merger is the only transaction on the table today. It has a clear fixed value and a high certainty of closing in the near term, assuming receipt of the Inter-Tel stockholders approval (See “THE MERGER—Reasons for the Merger” starting on page 27 of Inter-Tel’s proxy statement, as well as “No Better Current Alternatives” below and “The Mitel Merger Price—The Mihaylo Leveraged Recapitalization Strategy,” beginning on page 8 of this Supplement); and

•

To date no other suitor has stepped forward to pay a higher price for the Company than Mitel, despite the fact that the Mitel merger agreement allows for superior proposals and, in the case of Vector Capital and Mr. Mihaylo, provides them extra latitude in pursuing a potential superior transaction proposal.

No Better Current Alternatives

Mr. Mihaylo continues to promote a front-end loaded, leveraged recapitalization strategy for the Company, which he claims will produce higher value for Inter-Tel stockholders than the Mitel merger. We believe that Mr. Mihaylo’s leveraged recapitalization strategy is flawed because it relies on faulty assumptions and misplaces reliance on the projections in Inter-Tel’s proxy statement, is not certain to be completed, produces neither equivalent nor greater certain value for Inter-Tel stockholders, and would expose Inter-Tel stockholders to substantial risks of holding stub equity shares in Inter-Tel as a highly-leveraged, micro-cap company. We also believe that Mr. Mihaylo’s strategy is motivated in large measure by his own personal interest in gaining control of Inter-Tel without paying a control premium, and is therefore not in the best interests of all Inter-Tel stockholders.

As a result of these and other concerns, the Special Committee determined that Mr. Mihaylo’s front-end loaded recapitalization strategy is not reasonably likely to lead to a superior proposal (i.e. one that is more favorable to Inter-Tel stockholders than the Mitel merger), and continues to believe that the Mitel merger represents superior value, and the most attractive alternative currently available for Inter-Tel stockholders. For additional details regarding the Special Committee’s views and concerns regarding the Mihaylo recapitalization strategy, see also “The Mihaylo Leveraged Recapitalization Strategy” beginning on page 8 of this Supplement.

CERTAIN RECENT DEVELOPMENTS

The Special Committee postponed the special meeting for July 23, 2007 to allow Inter-Tel stockholders to consider recent facts and developments as they determine how to vote on the Mitel merger, including:

•

There has recently been a weakening in the debt financing capital markets, which we believe could make it more difficult for Mitel to raise its current price or for any other bidder or group of bidders to finance an acquisition at a price greater than $25.60 or leveraged recapitalization of Inter-Tel.

•

Based on Inter-Tel’s preliminary second quarter 2007 net sales results, Inter-Tel did not meet the net sales levels assumed in the projections in Inter-Tel’s proxy statement, and based on the current sales trends and trajectory, will not meet the net sales projections for the second half and full year of 2007. We believe that Inter-Tel stockholders should consider that the Company’s business is not performing at the level assumed in its projections.

•

Mitel has consistently refused to raise its offer price, despite Inter-Tel’s and its advisors’ repeated efforts, and recently delivered to Inter-Tel a letter stating that it had decided not to raise its offer price and the reasons for that decision.

•

Significant turnover in Inter-Tel’s stockholder base since the original record date for the special meeting has resulted in a disconnect between voting and economic interests, such that the persons entitled to vote a significant percentage of the outstanding shares are not the stockholders who would be economically affected by the Mitel merger transaction, and therefore likely would have no incentive to vote those shares at all, resulting in automatic “no” votes.

•

Mr. Mihaylo’s definitive proxy statement, which contained a number of material changes and additions from his earlier proxy filings and public statements, was not mailed to Inter-Tel stockholders until June 28, 2007, one day before the originally scheduled special meeting date. Therefore, Inter-Tel stockholders did not receive his disclosure in the form cleared by the SEC until after June 29, 2007, the original special meeting date, making it difficult for Inter-Tel stockholders to evaluate it before they were scheduled to vote.

•

Inter-Tel’s proxy solicitors believe there was confusion in processing votes and voting changes for the originally scheduled special meeting as a result of the commencement of the late mailing of Mr. Mihaylo’s definitive proxy materials.

As a result of these developments and concerns, the Special Committee ultimately determined, after consultation with Inter-Tel’s legal and financial advisors, that the special meeting should be postponed to protect the interests of Inter-Tel stockholders by allowing adequate time for all stockholders to consider these recent developments and other relevant information.

The Mitel Merger Price

The Special Committee and the Board of Directors continue to believe that the Mitel merger is in the best interests of Inter-Tel stockholders and represents the highest price currently available to Inter-Tel stockholders, for the reasons described below. As a result, the Board of Directors of Inter-Tel recommends that Inter-Tel stockholders vote the WHITE proxy card FOR adoption of the Mitel merger agreement.

Recent Changes in the Debt Financing Markets

Many purchasers in all-cash business acquisitions rely on raising debt and equity financing to pay for the businesses they buy. We believe that, one of the factors driving recent mergers and acquisitions activity in the United States has been the availability of relatively inexpensive debt financing for financial and strategic acquirers. During the latter half of June and continuing today, there has been a weakening in the debt financing environment which suggests to some, including Inter-Tel’s financial advisors, that debt financing for leveraged acquisitions has become increasingly more expensive to bidders. These changes are reflected in the number of bank and bond offerings that have been withdrawn, not fully subscribed or had to be re-priced or restructured in order to be sold.

For buyers such as Mitel, which obtained its debt and equity financing commitments for the Mitel merger weeks before these recent debt financing market changes, we believe that the primary consequence of these changes is likely to be that obtaining additional debt financing generally would be more difficult and more expensive than several weeks ago. This fact, coupled with Mitel’s well publicized decision not to increase its offer price, which we describe below, have led the Special Committee and the Board of Directors to conclude that Mitel will likely not increase its offer price above its current offer price of $25.60 in cash per share.

In addition, the Special Committee and the Board of Directors believe, after consulting with their financial advisors, that the recent weakening in the debt financing capital markets would make it more expensive and less feasible for a financial or strategic buyer to finance an all-cash bid for Inter-Tel at a higher price than the Mitel offer, or to complete a leveraged recapitalization involving Inter-Tel. We believe that this conclusion is consistent with the fact that Vector Capital Corporation was unable to submit a bid at a price higher than the Mitel offer price despite initially indicating an interest in pursuing a transaction at a price of $26.50 in cash, and is supported by the fact that to date no other financial or strategic buyer has come forward with an offer to buy Inter-Tel for more than the current $25.60 per share Mitel offer price.

Inter-Tel’s Recent Results

Now that the second quarter of 2007 has concluded, Inter-Tel has determined, based on preliminary results, that the Company did not meet the level of net sales for the second quarter of 2007 used in the projections included in the section entitled “THE MERGER—Certain Projections” starting on page 35 of Inter-Tel’s proxy statement. In addition, based on the current sales trends and trajectory, Inter-Tel expects to be well below the level of net sales for the second half and full year of 2007 reflected in such projections.

Net sales for the quarter ended June 30, 2007 are expected to range from $113.5 million to $115.5 million, compared to net sales of $115.9 million for the second quarter of 2006. Net sales for the six months ended June 30, 2007 are expected to range from $223 million to $225 million, compared to net sales of $222.8 million for the corresponding six-month period in 2006.

Inter-Tel does not intend to update the projections contained in Inter-Tel’s proxy statement, given that the information described above is preliminary and remains subject to confirmation, and the rest of the figures necessary to update those projections are not yet available or confirmed. However, stockholders should review the projections and in particular the related cautionary statements beginning on page 1 of this Supplement and page 35 of Inter-Tel’s proxy statement carefully, and should carefully consider the fact that preliminary net sales for the second quarter and first six months of 2007 did not meet the levels assumed in the projections and that sales for the second half and full year of 2007 are expected to be well below the levels assumed in the projections.

The Mitel Letter

On June 21, 2007, Mitel sent the following letter to Inter-Tel’s Chairman and its CEO, providing specific reasons why Mitel had decided not to increase its offer price despite Inter-Tel’s efforts. The text of the Mitel letter is duplicated below in its entirety:

June 21, 2007

Alexander L. Cappello

Chairman

Inter-Tel

Norman Stout

Chief Executive Officer

Inter-Tel

Dear Alex/Norman,

During our recent conversations, Inter-Tel has asked Mitel to increase the price in our merger agreement which will provide Inter-Tel common shareholders $25.60 cash per share for all of their shares. While we recognize that some Inter-Tel shareholders may have raised questions about that price, we cannot increase our price, which as you know, was agreed after lengthy and sometimes difficult negotiations. Mitel continues to believe that our offer represents a full valuation for Inter-Tel, and, after carefully considering your request, we have been unable to find any justification for an increase.

In reaching our decision, we considered the following:

•	Inter-Tel’s Q1-2007 fiscal performance, which was below analyst consensus, as well as our expectations;

•

given the broad impact that a 24 month sale process, and particularly the most recent 6 months of this process, has had on the Company’s ability to close new business, we believe that the revenue and earnings projections reflected in the Inter-Tel prospectus filing will be a challenge for a stand-alone Inter-Tel to achieve;

•

our offer is a full 10% higher than the highest offer received from any party who has put forward a firm cash offer to acquire 100% of the Company’s shares, including Steve Mihaylo. Our offer is the only firm offer received, despite several other interested but unnamed parties who, per your proxy filing, previously evaluated the merits of acquiring Inter-Tel;

•	in order to justify our offer price, Mitel shareholders are taking considerable risk on the ability to drive material synergies in the post-combination company;

•

we also think it is important to remember that at the time of our offer, 7 of the 11 analysts who covered Inter-Tel had either a sell or hold recommendation and our $25.60 price equaled the average of the price targets from such analysts. Subsequent to the announcement of our merger, several financial analysts have indicated that $25.60 represents an attractive price to Inter-Tel shareholders; and, finally

•	the recent acquisition of Avaya, a leading telephony industry player, at an EBITDA multiple that is lower than that reflected in the price we have offered for Inter-Tel.

We commend Inter-Tel’s special committee for the rigorous process it has carried out over the past 24 months, having engaged leading M&A firms, including both Bear Stearns and subsequently UBS, to exhaust opportunities to maximize shareholder value and we note the lack of a superior offer emerging from such process.

We remain committed to delivering this premium valuation to Inter-Tel shareholders for 100% of their shares. The recent receipt of very favorable ratings from both S&P and Moody’s should provide you with further comfort around the deal certainty we have already committed to Inter-Tel and its shareholders.

The market is consolidating and in the absence of a more favorable merger offer, Inter-Tel may be left out, with a leveraged balance sheet, unable to effectively compete against larger, well capitalized entrants. We continue to believe that Mitel’s $25.60 merger is in the best interests of Inter-Tel shareholders, employees and business partners and we look forward to concluding this transaction with Inter-Tel shareholders.

Sincerely,

/s/ Don Smith

Don Smith

Chief Executive Officer

Mitel Networks

The Special Committee and the Board of Directors believe that Mitel’s statements in the foregoing letter, the recent weakening of conditions in the debt financing market described above, the fact that Inter-Tel’s net sales are not meeting the results projected and the fact that Mitel continued to refuse to raise its price up to and through the originally scheduled date of the special meeting indicate that Mitel is unlikely to increase its cash offer above $25.60 per share.

The Mihaylo Leveraged Recapitalization Strategy

As noted above, the Special Committee, with the assistance of its legal and financial advisors, also considered the leveraged recapitalization strategy recently promoted by Mr. Mihaylo. As stated in a public letter dated June 12, 2007 to Inter-Tel stockholders from the Chairman of the Special Committee, the Special Committee concluded that, Mr. Mihaylo’s front-end loaded leveraged recapitalization strategy was not likely to lead to a transaction that is more favorable to Inter-Tel stockholders than the Mitel merger, because:

•	The Mihaylo recapitalization provides cash value of $28.00 per share for potentially less than 50% and no more than approximately 60% of each stockholder’s Inter-Tel shares;

•

The Mihaylo recapitalization is subject to a number of conditions and contingencies (including specific financing terms in financing papers that have not been provided to the Special Committee), which the Special Committee believes make it less certain to be completed than the Mitel merger, which could close within days after the July 23, 2007 special meeting;

•

The Mihaylo recapitalization would leave between 40% and 50% of each stockholder’s Inter-Tel shares outstanding after the recapitalization and subject to significant market risk, as stub shares of a micro-cap stock in what will be a highly leveraged company with a much less liquid trading market for its stock; and

•

Mr. Mihaylo’s leveraged recapitalization strategy is not structurally or economically equivalent to the Mitel merger, which is a fully-financed, fixed price, all cash offer. In fact, Mr. Mihaylo has no obligation to complete any recapitalization at all if the Mitel merger is not completed, whether on the terms he has promoted or on materially different terms.

If Mr. Mihaylo does not tender his own shares in the recapitalization, his share ownership would approximately double, leaving him in control of approximately 38% of the outstanding Inter-Tel stock and with a potential veto right on any future sale of the Company. The Special Committee believes that the remaining stub shares of Inter-Tel stock are likely to trade below (and perhaps significantly below) the levels Mr. Mihaylo has publicly claimed, due to the combined effects of becoming a micro-cap stock with a less liquid trading market, the significant leverage and depleted cash reserves resulting from the recapitalization, and the fact that Inter-Tel would likely be viewed as a much less attractive takeover prospect, and thus its stock price would not likely include a baked-in takeover premium.

In addition, stockholders should also consider that, if Inter-Tel’s stock price significantly declines after a recapitalization, Mr. Mihaylo’s increased ownership position would give him a potential veto right on any future sale of the Company to another buyer, regardless of the terms. Should Mr. Mihaylo instead decide to buy the Company himself, he will have already eliminated through the recapitalization, approximately 60% of the Inter-Tel shares that are not already owned by him (based on the size of the share purchase in his recapitalization strategy), and would potentially be able to buy the Company for hundreds of millions of dollars less than he would have to pay if he submitted a competing acquisition proposal for the whole Company and paid a fair control premium today.

Don’t be misled by Mr. Mihaylo’s front-end loaded leveraged recapitalization strategy and his unsupported predictions that the remaining stub equity of Inter-Tel stock would trade in the high $20 or low $30 range after the recapitalization. Even if the Company were able to borrow the $200 to $250 million Mr. Mihaylo says would be required for his recapitalization, we believe that Mr. Mihaylo’s view regarding his anticipated trading range for Inter-Tel shares after his leveraged recapitalization strategy is seriously flawed, because it is based on faulty assumptions and valuation analysis, including:

•	Mr. Mihaylo used the Company’s projections in Inter-Tel’s proxy statement in calculating the purported “value” to Inter-Tel stockholders of his strategy, despite the fact that:

•

Inter-Tel’s proxy statement clearly states that those projections were created based on specific facts, circumstances and assumptions, most of which would not apply were Mr. Mihaylo to implement his recapitalization strategy; and

•

as previously announced, the Company did not meet the level of second quarter 2007 net sales assumed in those projections, and expects to be well below the level of net sales assumed in the projections for both the second half and full year of 2007;

•

In purporting to show that Inter-Tel stock would trade in the high $20 or low $30 range, Mr. Mihaylo adjusted the Company’s proxy statement projections for the decreased cash balance and incremental debt, and then applied a historical P/E ratio that the Company believes would not apply after Mr. Mihaylo’s leveraged recapitalization, because:

•	The stub shares that Inter-Tel stockholders will be left with will constitute a micro-cap stock with a much less liquid public trading market;

•	The Company will be highly leveraged, with between $200 and $250 million of debt, based on what Mr. Mihaylo has described, and will have a correspondingly increased degree of financial risk;

•	The Company will have only a small fraction of the cash reserves and borrowing capacity that it currently has, and therefore will be:

•	Much less able to respond to the emerging competitive landscape in its industry;

•	Unable to make strategic acquisitions;

•	Vulnerable as an undercapitalized company in a rapidly consolidating industry;

•	Much less able to fund significant research and development initiatives for its next generation of products; and

•	May be constrained in its ability to fund other important capital needs;

•

After the recapitalization, Mr. Mihaylo’s stock ownership position would be so dominant as to give him control over operations and a potential veto right over any future sale of the Company that he does not personally support;

•	We believe that the increased leverage, depleted cash reserves and Mr. Mihaylo’s potential blocking position on any future sale would make the Company a much less attractive takeover target, and therefore the baked-in takeover premium that we believe has been reflected in the trading price of the stock at the time of the P/E ratio Mr. Mihaylo is inappropriately using, will likely diminish significantly or disappear entirely; and

•

Mr. Mihaylo bases his flawed valuation analysis on using an inappropriate P/E ratio instead of basing the likely trading value on a reasonable multiple of anticipated post-recapitalization EBITDA, which we believe would be the primary driver of the trading price of Inter-Tel stock following a leveraged recapitalization. In particular, using Inter-Tel’s pro forma EBITDA for the latest twelve months (“LTM”) ended March 31, 2007 and applying the LTM Enterprise Value/EBITDA (“LTM EV/EBITDA”) multiple of 9.6x from immediately prior to the Mitel merger announcement results in a blended value of the stub equity and the pro rata $28.00 share repurchase of $23.10 per share. Similarly, using Inter-Tel’s two year historical average LTM EV/EBITDA multiple of 7.1x results in a blended value per share of $18.72. The calculations set forth in this bullet are subject to certain assumptions and limitations which are set forth in the definitive additional proxy materials we filed on June 15, 2007.

Therefore, we believe that Mr. Mihaylo’s predictions of the trading projections of Inter-Tel stock after his proposed leveraged recapitalization will not be achieved, and therefore the blended value that he claims Inter-Tel stockholders would receive from his strategy will not be realized.

For these reasons, in the Special Committee’s view, Mr. Mihaylo’s recapitalization strategy is much less certain, much riskier, and presents a significant likelihood that it would produce less overall value for Inter-Tel stockholders than the Mitel merger.

Mr. Mihaylo’s Motivations

Although Mr. Mihaylo claims in his recently-filed proxy statement that his decision to solicit proxies against the Mitel merger “is entirely motivated by what [Mr. Mihaylo] believes is in the best interests of stockholders from a financial perspective,” those limited terms of Mr. Mihaylo’s recapitalization that he has disclosed, and his recent statements and actions, call into question whether he is “entirely” motivated by the stockholders financial interests. For example:

•

In a letter Mr. Mihaylo sent to the Inter-Tel Board on July 2, 2007, he presented his plan that would provide Mr. Mihaylo and his hand-picked designees de facto operational and Boardroom control of the Company. Specifically, Mr. Mihaylo proposed that:

•	The current Board be reduced from 11 members to 6, comprised of Mr. Mihaylo and his two current Board designees and three persons designated by the current Board members.

•	The Board immediately appoint Mr. Mihaylo as the Chairman of the Board.

•	The Board immediately appoint Mr. Mihaylo as an “interim” CEO.

•	The Board hire an executive search firm to find a replacement CEO “suitable to a majority of the newly-constituted Board.”

•

The Board disband the Special Committee and form a new Special Committee of the Board, consisting of a majority of Mr. Mihaylo’s director nominees, and with an “immediate directive” to implement Mr. Mihaylo’s recapitalization proposal unless a superior proposal emerges prior to implementation of the transaction.

The Special Committee believes that these demands, backed by the threat that Inter-Tel will be subjected to the significant expense and distraction of yet a third proxy contest with Mr. Mihaylo in approximately two years if his demands are not accepted, call into question Mr. Mihaylo’s true motivations in opposing the Mitel merger. Stockholders should consider these facts:

•

When Mr. Mihaylo thought he and Vector Capital were the highest bidder for Inter-Tel in 2006, he favored a prompt sale to the highest bidder, and publicly said he would support a sale to the highest bidder, even if it was not him;

•

After the Special Committee and Inter-Tel’s other stockholders rejected Mr. Mihaylo’s 2006 stockholder proposal to sell the Company to the highest bidder, and after the Special Committee negotiated a sale to Mitel at an all-cash price that is $2.35 per share higher than the highest offer price from Mr. Mihaylo and Vector Capital (or any other party, for that matter), Mr. Mihaylo now no longer favors a sale to the highest bidder;

•	Mr. Mihaylo claims that Inter-Tel is worth more than $25.60 per share, but neither he nor his financiers have submitted a firm offer to buy Inter-Tel for more than the $25.60 per share Mitel price;

•

Instead of buying the Company and paying a fair control premium to the stockholders, Mr. Mihaylo now proposes a front-end loaded, leveraged recapitalization strategy, financed entirely with Inter-Tel’s own cash and credit, that would:

•	significantly increase Mr. Mihaylo’s ownership and voting control;

•	give him a potential veto right on any future sale of Inter-Tel;

•	require that he be named Chairman in order to obtain the debt financing he personally negotiated; and

•

if his recapitalization strategy fails and the stock price significantly declines, allow him to pay much less to acquire the remaining Inter-Tel equity interests than if he made an all-cash bid today at a price above the Mitel merger price.

•	Mr. Mihaylo submitted his July 2, 2007 demand letter under threat of yet another proxy contest, which:

•	would give him de facto control, or at a minimum veto power, over all Board actions by shrinking the size of the Board and allowing him to hand-pick half the Directors;

•	would immediately give him operational control as the “interim” CEO and leadership of the Board as Chairman;

•	would place him and his hand-picked Board designees in control of selecting a new CEO;

•

would replace the Special Committee members that refused to sell the Company to Mr. Mihaylo and Vector Capital at the inadequate $22.50 and $23.25 offer prices they offered in 2006, and who subsequently negotiated the significantly higher $25.60 per share all cash Mitel merger; and

•	would push his recapitalization strategy through as a virtual fait accompli, unless he and his hand-picked Board nominees were willing to consider and approve some other alternative.

Inter-Tel Stockholders Have a Choice

Inter-Tel believes that its stockholders should have the opportunity to consider all relevant information in determining how to vote on the Mitel merger. That is why the Special Committee made the decision to postpone the special meeting in order to provide you with the information contained in this Supplement.

The Special Committee, composed entirely of independent directors and the CEO, and the Board of Directors recognize their duty is to protect, represent and advance the best interests of the Company and all Inter-Tel stockholders. The Special Committee and the Board of Directors remain determined to discharge that commitment for the benefit of all Inter-Tel stockholders.

The Special Committee was reconstituted more than a year ago to provide necessary protection for all stockholders from the potential conflicts of interest between Mr. Mihaylo, the Company’s largest stockholder, and the remaining Inter-Tel stockholders who own the other approximately 81% of the Company. The Special Committee rejects, and believes Inter-Tel stockholders will also reject, efforts by Mr. Mihaylo or anyone else to gain control of the Inter-Tel Board of Directors to pursue their own agenda without paying a control premium for that privilege. THE SPECIAL COMMITTEE BELIEVES THAT MR. MIHAYLO’S CURRENT AGENDA IS NOT IN THE BEST INTERESTS OF ALL INTER-TEL STOCKHOLDERS.

The Special Committee believes that, for the reasons discussed above, there is no better or higher price currently available for a sale of Inter-Tel at this time than the Mitel merger. The Special Committee and the Board of Directors also believe that it is in the best interest of Inter-Tel stockholders to vote in favor of the Mitel merger.

Your Board of Directors has determined that the Mitel merger is advisable and in the best interests of Inter-Tel stockholders and, based in part on the Special Committee’s recommendation, continues to recommend that you vote the WHITE proxy card FOR the Mitel merger.

Please carefully review the information in this Supplement and in Inter-Tel’s definitive proxy statement attached to this Supplement when deciding how to vote on the Mitel merger, and please ask yourselves the important questions that are posed above in deciding how to vote at the special meeting.

VOTING MATTERS

Your vote is important. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed WHITE proxy card in the envelope provided to ensure that your shares will be represented at the special meeting if you are unable to attend. You may also vote by telephone or over the Internet by following the instructions on the enclosed WHITE proxy card. If you sign, date and mail your WHITE proxy card without indicating how you wish to vote, your proxy will be voted FOR adoption of the Mitel merger agreement and FOR the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement at the special meeting.

Please note that any WHITE proxy card that accompanied Inter-Tel’s proxy statement previously mailed to you on or about May 30, 2007 remains valid and can be used to vote your shares for the upcoming July 23, 2007 special meeting. If you previously submitted a validly executed WHITE proxy card for the special meeting and did not revoke that card, and you were a holder of record of Inter-Tel shares as of the close of business on July 9, 2007 (the record date for the July 23, 2007 special meeting), your vote will be recorded as indicated on your WHITE proxy card. If you previously submitted a signed and dated WHITE proxy card but did not indicate how you wished to vote, your proxy will be voted FOR the proposal to adopt the Mitel merger agreement and FOR the proposal to adjourn or postpone the meeting to solicit additional proxies.

Please discard and do not return any green proxy card sent to you by or on behalf of Steven G. Mihaylo. If you have sent in a green proxy card, you have every right to change your vote by signing, dating and mailing a WHITE proxy card today (or by voting by telephone or over the Internet by following the instructions for telephone or internet voting on the WHITE proxy card attached to this Supplement).

The Board of Directors recommends that you vote the WHITE proxy card FOR adoption of the Mitel merger agreement and FOR the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if that there are not sufficient votes in favor of the adoption of the Mitel merger agreement at the special meeting.

If you would like additional copies of Inter-Tel’s proxy materials or the WHITE proxy card, or if you have questions about the Mitel merger or need assistance in voting your shares, please contact the Company’s proxy solicitor, Innisfree M&A, Incorporated, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free at: (888) 750-5834

Banks and Brokers Call Collect at: (212) 750-5833

QUESTIONS AND ANSWERS ABOUT THE SUPPLEMENT AND THE SPECIAL MEETING

The questions and answers section below briefly addresses some questions you may have about this Supplement and the rescheduling of the special meeting. Additional questions and answers and other information regarding the special meeting and the Mitel merger are contained in Inter-Tel’s proxy statement for the special meeting which is attached to this Supplement. The information set forth below may not include all of the information that is important to you in deciding how to vote on the Mitel merger. This information is included for your convenience only and should be reviewed carefully in conjunction with Inter-Tel’s proxy statement. To understand the terms and consequences of the proposed Mitel merger and its legal terms fully, you should carefully read this Supplement, Inter-Tel’s proxy statement, and all appendices and annexes to Inter-Tel’s proxy statement (including the Mitel merger agreement itself) in their entirety. See also “WHERE YOU CAN FIND MORE INFORMATION” on page 66 of Inter-Tel’s proxy statement.

The Mitel merger agreement is attached as Annex A to Inter-Tel’s proxy statement. You should read the Mitel merger agreement in its entirety, as it is the legal document that will govern the merger.

Q:	Why are you sending me this Supplement?

A:	We are sending you this Supplement to notify you that the special meeting to vote on the Mitel merger will now take place on Monday, July 23, 2007, and to provide supplemental information that the Special Committee and the Board of Directors believe is important to your decision on how to vote on the proposed Mitel merger.

Q:	When and where will the special meeting take place?

A:	The special meeting will now take place on July 23, 2007, at 10:00 a.m., local time at the offices of Snell & Wilmer LLP at 400 East Van Buren Street, 19th Floor, One Arizona Center, Phoenix, Arizona.

Q:	What am I being asked to vote on?

A:	At the special meeting, you will be asked to vote on the following two proposals:

•	A proposal to adopt the merger agreement; and

•

A proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement at the special meeting.

Q:	How does the Board of Directors recommend I vote?

A:	The Board of Directors, based in part on the recommendation of the Special Committee, has approved the Mitel merger agreement and declared the Mitel merger, the Mitel merger agreement, and the transactions contemplated by the Mitel merger agreement, advisable, fair to and in the best interests of Inter-Tel and its stockholders.

Accordingly, the Board of Directors of Inter-Tel recommends that Inter-Tel stockholders vote the WHITE proxy card FOR adoption of the merger agreement.

The Board also recommends that Inter-Tel stockholders vote the WHITE proxy card FOR adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement at the special meeting.

For additional information regarding the Board of Directors’ recommendations and the votes of the Special Committee and the members of the Board of Directors on these matters, see “THE MERGER—Reasons for the Merger and Recommendation by the Board of Directors” beginning on page 27 of Inter-Tel’s proxy statement and “Inter-Tel Stockholders Have a Choice” starting on page 11 of this Supplement.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for determining who is entitled to vote at the special meeting is the close of business on July 9, 2007. Only stockholders of record of Inter-Tel common stock on the record date are entitled to vote at the special meeting. As of the record date, there were approximately 27,307,175 shares of Inter-Tel common stock outstanding and entitled to vote.

Q:	What do I need to do now?

A:	First, carefully read this Supplement and Inter-Tel’s proxy statement (including its annexes) and consider how the Mitel merger would affect you to decide how you want to vote on the proposal to adopt the Mitel merger agreement and the other matters to be voted on at the special meeting.

•

If you have already voted on the proposal to adopt the Mitel merger agreement and the proposal to adjourn or postpone the special meeting to solicit additional proxy cards using a properly executed proxy card and do not wish to change your vote, you do not need to do anything, unless you wish to change your vote.

•	If you have already voted but now wish to change your vote, you may do so in one of three ways:

•	Complete, date, sign and return the enclosed WHITE proxy card, or submit a later dated vote by telephone or over the Internet by following the instructions on the WHITE proxy card;

•	Send a signed, dated notice to the Corporate Secretary of Inter-Tel, stating that you would like to revoke your proxy; or

•	If your shares are registered in your name, you can attend the special meeting and vote in person.

•

If you have not already delivered a properly executed proxy card, and if you are a registered holder, simply mail your completed, dated and signed WHITE proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. You may also vote in person at the special meeting, or by telephone or over the Internet by following the procedures described in the following paragraphs. If you sign and send in your WHITE proxy card and do not indicate how you wish to vote, your WHITE proxy card will be counted as a vote FOR the adoption of the Mitel merger agreement and FOR the proposal to adjourn or postpone the special meeting to solicit additional votes.

Q:	May I change my vote after I return a WHITE proxy card?

A:	Yes. You may change your vote at any time before the vote is taken at the special meeting, even if you have previously submitted a proxy indicating how you wish to vote. You can do this in any of the following ways:

•	Send a signed, dated notice to the Corporate Secretary of Inter-Tel, stating that you would like to revoke your proxy,

•	Request, complete and submit a new, later dated WHITE proxy card,

•	Submit a later dated vote by telephone or over the Internet in accordance with the instructions set forth on the enclosed WHITE proxy card; or

•	If your shares are registered in your name, you can attend the special meeting and vote in person.

If you choose the first method, you should send the written notice to the attention of the Corporate Secretary, Inter-Tel (Delaware), Incorporated, 1615 S. 52nd Street, Tempe, AZ 85281. If you choose the second method, you should request a new WHITE proxy card from Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, NY 10022 or by telephone at (888) 750-5834.

Your attendance at the special meeting alone will not revoke any proxy that you may have previously returned for the special meeting. If you have instructed a broker on how to vote your shares, you must follow directions received from your broker to change those instructions. See “The Special Meeting—Revocability of Proxies” on page 14 of Inter-Tel’s proxy statement for additional information on how to revoke your proxy.

Q:	What does it mean if I receive more than one WHITE proxy card?

A:	If you receive more than one WHITE proxy card, it means that you hold Inter-Tel shares that are registered in more than one account. To ensure that all of your shares are voted, you will need to sign and return each WHITE proxy card you receive or vote by telephone or over the Internet by using the different Control Number(s) on each WHITE proxy card.

Q:	What should I do if I receive a green proxy card?

A:	Please discard and do not return any green proxy card sent to you by or on behalf of Steven G. Mihaylo. If you have signed and returned a green proxy card, you have every right to change your vote by signing, dating and mailing a WHITE proxy card today (or by voting by telephone or over the Internet by following the instructions for telephone or Internet voting on the WHITE proxy card).

Q:	What happens if I do not vote, abstain from voting or do not return a proxy card?

A:	If you do not execute and return any proxy card for the special meeting and do not submit a proxy by telephone or over the Internet or vote in person at the special meeting, it will have the same effect as voting against the adoption of the Mitel merger agreement and no effect on the adoption of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Mitel merger agreement at the special meeting. See “The Special Meeting—Voting of Proxies” beginning on page 13 of Inter-Tel’s proxy statement for additional information.

Q:	When do you expect to complete the Mitel merger?

A:	If the stockholders approve the adoption of the Mitel merger agreement at the July 23, 2007 special meeting, we expect to complete the merger after the remaining conditions to the merger are satisfied or waived. As previously announced, the statutory waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act expired on June 12, 2007, which satisfied one of the conditions to the Mitel merger.

Assuming stockholder approval, we currently expect the merger to close by the end of July 2007.

Q:	Am I entitled to appraisal rights?

A:	Yes. Inter-Tel stockholders have the right under Delaware law to dissent from the adoption of the Mitel merger agreement and to exercise appraisal rights, as described in detail under the caption “THE MERGER—Appraisal Rights” beginning on page 49 of Inter-Tel’s proxy statement and in Annex C to Inter-Tel’s proxy statement. Please read Annex C to Inter-Tel’s proxy statement carefully as it sets forth the complete legal procedure that you will need to follow to exercise your appraisal rights in accordance with Delaware law.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes update as of July 9, 2007 the information previously set forth in the section entitled “SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” starting on page 64 of Inter-Tel’s proxy statement, regarding the beneficial ownership of Inter-Tel securities by:

•	each person known by the Company to beneficially own more than 5% of Inter-Tel common stock;

•	each executive officer named in the Summary Compensation Table set forth in Inter-Tel’s Form 10-K/A filed with the SEC on April 30, 2007;

•	each of Inter-Tel’s current executive officers;

•	each of Inter-Tel’s directors; and

•	all of Inter-Tel’s directors and current executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, Inter-Tel has included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after July 9, 2007. Except as otherwise noted, the address of each person listed in the table is c/o Inter-Tel (Delaware), Incorporated, 1615 S. 52nd Street, Tempe, Arizona 85281.

	Owned Excluding Stock Options	Right to Acquire (2)	Total Number of Shares (1)		Percent of Total (3)
Steven G. Mihaylo P.O. Box 19790, Reno, NV 89511 P.O. Box 19790, Reno, NV 89511	5,179,498	10,250	5,189,748	(4)	18.3%

J. Robert Anderson	25,000	32,750	57,750		*
Alexander Cappello	—	17,750	17,750		*
Jerry W. Chapman	5,590	32,750	38,340	(5)	*
Gary D. Edens	21,281	32,750	54,031		*
Steven Karol	—	10,250	10,250		*
Dr. Anil Puri	—	10,250	10,250		*
Robert Rodin	—	10,250	10,250		*
Kenneth Urish	—	10,250	10,250		*
Agnieszka Winkler	—	17,750	17,750		*
Norman Stout	18,861	448,666	467,527	(6)	1.6
Craig W. Rauchle	5,898	272,132	278,030		*
Jeffrey T. Ford	111,672	96,333	208,005	(7)	*
John L. Gardner	22,670	49,699	72,369		*
Kurt R. Kneip	40,696	16,000	56,696	(8)	*

All directors and executive officers as a group (14 persons)	5,431,166	1,067,830	6,498,996		22.9%

Other Beneficial Owners:
Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars 2nd floor Los Angeles, CA 90067-4219	1,375,098	—	1,375,098	(9)	5.1

*	Less than 1%.
(1)

Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from July 9, 2007 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person (but not those held by any other person) that are exercisable within 60 days from July 9, 2007 have been exercised. All persons named in the table have sole voting and investment power with respect to all shares issuable pursuant to stock options. Unless otherwise noted in subsequent footnotes to this table, Inter-Tel believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	Shares that can be acquired through stock options vested through July 9, 2007, or within 60 days of that date.
(3)	Determined by dividing total number of shares by the sum of the total consolidated outstanding shares on July 9, 2007 of 27,307,175 plus 1,067,830 shares that can be acquired through stock options as identified in item (2) above.
(4)	Based solely upon information contained in a Schedule 13D/A filed July 3, 2007.
(5)	With respect to 5,590 of these shares, Mr. Chapman shares voting and investment power with his spouse.
(6)	With respect to 18,861 of these shares, Mr. Stout shares voting and investment power with his spouse.
(7)	With respect to 110,417 of these shares, Mr. Ford shares voting and investment power with his spouse.
(8)	With respect to 40,696 of these shares, Mr. Kneip shares voting and investment power with his spouse.
(9)	Based solely upon information contained in a Schedule 13F filed February 6, 2007.

UPDATE REGARDING CERTAIN LITIGATION

On June 4, 2007, in the Delaware Stockholder Action referenced in Inter-Tel’s proxy statement, the Delaware Court of Chancery denied plaintiff’s Motion For Expedited Proceedings which sought to set a briefing schedule for a preliminary injunction and allow discovery on an expedited basis regarding alleged failure of Inter-Tel’s Board of Directors to maximize stockholder value, among other claims. The Court denied the plaintiff’s motion, in part, based on the Court’s conclusion that plaintiff had not alleged any colorable claims.

On June 15, 2007, in the Arizona Shareholder Actions referenced in Inter-Tel’s proxy statement, the Arizona Superior Court granted the Board’s motion to stay the Arizona Shareholder Actions pending resolution of the Delaware Stockholder Action, and ruled that the plaintiffs’ motions to expedite the proceedings were, accordingly, moot. The plaintiffs then sought to intervene in the Delaware Stockholder Action, seeking a briefing schedule for a preliminary injunction and expedited discovery on the grounds that they raised arguments not previously considered by the Delaware Court of Chancery.

On June 22, 2007, the Delaware Court of Chancery, granted the formerly-Arizona plaintiffs’ motion to intervene but denied plaintiffs’ request to set a briefing schedule for a preliminary injunction, and denied the plaintiffs’ motion to expedite discovery. The Court denied the plaintiff’s motion, in part, based on the Court’s conclusion that plaintiff had not alleged any colorable claims.

On July 5, 2007, in the Delaware Stockholder Action, plaintiff filed a Revised Motion for Leave to File A Second Supplement to the Second Amended Complaint alleging, among other things, that it was improper for the stockholder meeting scheduled for June 29, 2007, to be postponed. On July 6, 2007, plaintiff filed a Motion for Temporary Restraining Order that does not seek to enjoin the special meeting of stockholders scheduled for July 23, 2007, but instead seeks to enjoin consummation of the Mitel merger until plaintiff’s claims can be heard, if the Mitel merger is approved by stockholders.

For additional information about the Delaware Stockholder Action and the Arizona Shareholder Actions, please see “THE MERGER—Recent Developments and Certain Litigation” beginning on page 41 of Inter-Tel’s proxy statement. For additional updates to the Delaware Stockholder Action, please see Inter-Tel’s filings with the SEC, including Inter-Tel’s Form 8-K to be filed on or about July 10, 2007. Inter-Tel believes that all of plaintiffs’ claims in the Arizona Shareholder Actions and the Delaware Stockholder Action are without merit, and intends to continue to defend vigorously against them.

STOCKHOLDER PROPOSALS

Inter-Tel intends to hold a 2007 annual meeting of stockholders on September 12, 2007 if the Mitel merger is not completed. Because the 2007 annual meeting of stockholders is being held on a date that is more than 30 days after the anniversary date of the 2006 annual meeting of stockholders that was held on May 31, 2006, to be eligible for inclusion in the proxy materials distributed by us for the 2007 annual meeting of stockholders, under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholder proposals must be received by Inter-Tel within a reasonable time before we begin to print and send our proxy materials for the 2007 annual meeting to our stockholders. In addition, according to our bylaws, notice of stockholder proposals to be included in the proxy materials distributed by us in connection with the 2007 annual meeting of stockholders must be received no later than the close of business on the 10th day following the day on which the notice or public announcement of the date of the 2007 annual meeting of stockholders is first mailed or made, whichever occurs first. Inter-Tel announced the date of the 2007 annual meeting on July 2, 2007, therefore, stockholder proposals for the 2007 annual meeting must be received by July 12, 2007.

Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2008 annual meeting of stockholders, if held, may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act and our bylaws. Inter-Tel’s bylaws require that written notice of any stockholder proposals to be included in company-sponsored proxy materials for the 2008 annual meeting, must be delivered to Inter-Tel or mailed and received by Inter-Tel at its principal executive offices not less than ninety (90) days before the one year anniversary date of the 2007 annual meeting. Therefore, notice of stockholder proposals to be included in Inter-Tel proxy materials for the 2008 annual meeting must be received by Inter-Tel by June 14, 2008. Pursuant to Rule 14a-8 of the Exchange Act, to be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices not less than 120 calendar days before the one year anniversary date that Inter-Tel’s proxy statement was released to shareholders in connection with the 2007 annual meeting. In addition, under Rule 14a-8 of the Exchange Act, if we change the date of the 2008 annual meeting of stockholders by more than 30 days from the anniversary of the 2007 annual meeting, stockholder proposals must be received a reasonable time before we begin to print and send our proxy materials for the 2008 annual meeting of stockholders, and provided further under bylaws, that if the date of the 2008 annual meeting of stockholders is not within 30 days before or after the anniversary of the 2007 annual meeting of stockholders, notice of stockholder proposals must be received by Inter-Tel no later than the close of business on the 10th day following the day on which the notice or public announcement of the date of the 2008 annual meeting of stockholders is first mailed or made, whichever occurs first.

Stockholders who wish to nominate persons for election to the board of directors at the 2008 annual meeting of stockholders, if held, or who wish to present a proposal at the 2008 annual meeting of stockholders, if held, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal no later than June 14, 2008 (provided, however, that if the 2008 annual meeting of stockholders is not within 30 days before or after the anniversary of the 2007 annual meeting of stockholders, nominations and proposals must be received no later than the close of business on the 10th day following the day on which the notice or public announcement of the date of the 2008 annual meeting of stockholders is first mailed or made, whichever occurs first). The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in Inter-Tel’s bylaws. In addition, stockholders may propose director candidates for consideration by Inter-Tel’s corporate governance and nominating committee by following the procedures that will be set forth in our proxy materials for the 2007 annual meeting of stockholders.

OTHER MATTERS

The Board of Directors is not aware of any matters that will be presented for consideration at the special meeting other than those described in this Supplement and Inter-Tel’s proxy statement. If any other matters properly come before the special meeting, the persons named on the accompanying WHITE proxy card will have the authority to vote on those matters in accordance with their own judgment.

MISCELLANEOUS

Your vote is important! Regardless of the number of Inter-Tel shares you own, please vote as recommended by the Board of Directors by any one of the following methods:

•	Signing, dating and mailing the enclosed WHITE proxy card in the enclosed postage paid envelope; or

•	Voting by telephone by following the instructions on the enclosed WHITE proxy card; or

•	Voting over the Internet by following the instructions on the enclosed WHITE proxy card.

If you hold your shares through a bank, broker or other nominee holder, you can only vote pursuant to the procedures established by the nominee or broker, as more fully described in the section entitled “Special Meeting” beginning on page 12 of Inter-Tel’s proxy statement.

Inter-Tel stockholders should not send in Inter-Tel stock certificates until they receive the letter of transmittal to be sent by the paying agent for the Mitel merger. Inter-Tel stockholders of record as of the effective time of the Mitel merger who have further questions about their stock certificates or the exchange of Inter-Tel common stock for cash should contact the paying agent specified in the letter of transmittal to be sent by the paying agent following the consummation of the Mitel merger.

INTER-TEL (DELAWARE), INCORPORATED

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Inter-Tel (Delaware), Incorporated common stock for the Special Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-849-9670, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1348. Please follow the simple instructions provided.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/intl, and follow the simple instructions provided. Please note you must type an “s” after http.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Inter-Tel (Delaware), Incorporated, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.

  ☐  TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE

ENVELOPE PROVIDED  ☐

INTER–TEL (DELAWARE), INCORPORATED

The Board of Directors Recommends a Vote “FOR” Items 1 and 2.

1.	To adopt the merger agreement

☐ For ☐ Against ☐ Abstain

2.	To adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes in favor of adoption of the Merger Agreement at the special meeting.

☐ For ☐ Against ☐ Abstain

Inter-Tel will transact such other business as may properly come before the meeting or any adjournment thereof.

Date:                     , 2007

Signature

Signature

Title(s)

Please sign exactly as your name(s) appear hereon. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

☐  TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED  ☐

INTER–TEL (DELAWARE), INCORPORATED

SPECIAL MEETING OF STOCKHOLDERS

July 23, 2007, 10:00 A.M., local time

at the offices of Snell & Wilmer LLP

400 East Van Buren Street, 19th Floor

One Arizona Center

Phoenix, Arizona

This proxy is solicited by the Board of Directors

for use at the Special Meeting on July 23, 2007.

P	The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If you return the proxy, but no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
R
O	By signing the proxy, you revoke all prior proxies and appoint Norman Stout, John Gardner and Kurt R.
Kneip, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may come before the Special
Meeting and all adjournments or postponements thereof.
X
Y

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF ITEMS 1 AND 2.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)